Exhibit 99.1

Contacts:

Rajesh C. Shrotriya, M.D., CEO and President	Anna Kazanchyan, M.D.
Spectrum Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
(949) 743-9295	(949) 743-9215

Spectrum Pharmaceuticals Announces the Election of Stuart M. Krassner, Sc.D., to its Board of Directors

     IRVINE, Calif., December 16, 2004 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that its Board of Directors has elected Dr. Stuart M. Krassner to fill a vacancy on its Board of Directors created by the passing away of Dr. Paul Silverman in July 2004.

     Dr. Krassner’s career spans nearly four decades of experience in positions of increasing responsibility at the University of California at Irvine, most recently as Professor of Developmental and Cell Biology at the School of Biological Sciences. While at UCI Irvine, he developed and reinforced FDA and NIH compliance procedures for UCI-sponsored human clinical trials, established UCI’s first Institutional Review Board, and at one time headed all contract and grant activities. Dr. Krassner has also been retained in the past by pharmaceutical, medical device and other companies, including Allergan Pharmaceuticals, Lasermed Corporation, Automated Microbiology Systems, and In Vitro International, among others, to provide scientific and regulatory advisory services, including FDA compliance.

     “We are very excited to have Dr. Krassner become a member of our Board of Directors,” stated Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc. “He brings to our Board of Directors a wealth of experience and a broad network of contacts in the industry and academia. We look forward to his contributions as we continue to advance our business strategy.”

     “I am delighted to join Spectrum’s Board of Directors, and look forward to working with them and Spectrum’s management to contribute to the Company’s evolution,” stated Dr. Stuart Krassner.

     Dr. Krassner’s work has been published in numerous peer-reviewed U.S. journals. He is frequently invited to lecture at both U.S. and international academic institutions, including Harvard Medical School, Rockefeller University, Johns Hopkins University, St. Petersburg University and University of Edinburgh, among others.

     Dr. Krassner is a member of the American Academy for the Advancement of Sciences, and the American Society of Tropical Medicine and Hygiene, among others. Dr. Krassner received his Sc.D. from the Bloomberg School of Public Health at Johns Hopkins University. He holds a B.S. in Biology from Brooklyn College.

About Spectrum Pharmaceuticals

Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing proprietary and generic drug products for various indications. The Company’s current proprietary drug products are primarily focused on the treatment of cancer and related disorders. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, and has been granted fast-track status by the United States Food and Drug Administration (FDA) for its initial indication, second-line chemotherapy for hormone-refractory prostate cancer. Elsamitrucin, a phase 2 drug, is being studied for its initial indication, refractory non-Hodgkin’s lymphoma. EOquin™, a phase 2 drug, is being studied in the treatment of superficial bladder cancer. SPI-153 (formerly, D-63153), a phase 2 drug, is a 4th generation LHRH antagonist with the potential to treat hormone-dependent cancers as well as benign proliferative disorders, such as benign prostatic hyperplasia and endometriosis. The Company’s Abbreviated New Drug Application for ciprofloxacin, a broad-spectrum antibiotic and the generic version of Bayer Corporation’s Cipro® tablets, received approval from the FDA in September 2004. In addition, the Company has five Abbreviated New Drug Applications for carboplatin (generic equivalent of Paraplatin®), fluconazole (generic equivalent of Diflucan®), two ophthalmic products and an injectable product pending at the FDA. For additional information, including SEC filings, visit the Company’s web site at www.spectrumpharm.com.

Forward-looking statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the success of our oncology drug candidates in their initial indications and future indications, Dr. Krassner’s contributions to the Company, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional oncology drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.